                                                                   EXHIBIT 99.7


                       AMERICAN SAVINGS BANK OF DANVILLE
                          714 NORTH VERMILION STREET
                           DANVILLE, ILLINOIS 61832
                                (217) 442-0270

                      NOTICE OF SPECIAL MEETING OF MEMBERS

                          To Be Held on March __, 1997

    NOTICE IS HEREBY GIVEN that a special meeting ("Special Meeting") of the members of American Savings Bank of Danville (the "Savings Bank") will be held at the main office of the Savings Bank located at 714 North Vermilion Street, Danville, Illinois on March __, 1997, at _0:00 _.m., Central Time, to consider and vote upon:

    1. The approval of a Plan of Conversion pursuant to which the Savings Bank would be converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank and issue all of its capital stock to a newly formed holding company, Vermilion Bancorp, Inc., and the transactions provided for in such Plan of Conversion, including the adoption of Amended and Restated Articles of Incorporation and new Bylaws for the Savings Bank; and

    2. Such other business as may properly come before the Special Meeting or any adjournment thereof. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

    The Board of Directors has fixed February __, 1997 as the voting record date for the determination of members entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. [ONLY THOSE MEMBERS OF THE SAVINGS BANK OF RECORD AS OF THE CLOSE OF BUSINESS ON THAT DATE WILL BE ENTITLED TO VOTE AT THE SPECIAL MEETING OR AT ANY SUCH ADJOURNMENT.]

                                         By Order of the Board of Directors


                                         William T. Ingram
                                         Corporate Secretary

Danville, Illinois
February __, 1997

________________________________________________________________________________

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU SIGN, DATE AND MARK THE ENCLOSED PROXY CARD IN FAVOR OF THE ADOPTION OF THE PLAN OF CONVERSION AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

YOU MAY OBTAIN A COPY OF THE PLAN OF CONVERSION BY RETURNING THE ENCLOSED POSTAGE-PAID REQUEST CARD.
________________________________________________________________________________

                       AMERICAN SAVINGS BANK OF DANVILLE

                                    --------

                                PROXY STATEMENT

                                    --------

                           SPECIAL MEETING OF MEMBERS
                          TO BE HELD ON MARCH __, 1997

                                  INTRODUCTION

    This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of American Savings Bank of Danville ("American" or the "Savings Bank") of proxies to be voted at the Special Meeting of Members of the Savings Bank (the "Special Meeting") to be held on March __, 1997, at the main office of the Savings Bank located at 714 Vermilion Street, Danville, Illinois 61832, at _0:00 _.m., Central Time, and at any adjournments thereof. This Special Meeting is being held for the purpose of considering and voting upon a plan of conversion and any amendment thereto (the "Plan" or the "Plan of Conversion") under which the Savings Bank would be converted from its present Illinois-chartered mutual form of organization to an Illinois-chartered stock savings bank. In connection with the conversion, the Savings Bank will concurrently sell its capital stock to Vermilion Bancorp, Inc., a Delaware corporation (the "Company"), which will sell its shares of common stock, par value $.01 per share (the "Common Stock") to the public in a subscription offering (the "Subscription Offering") and, if necessary, in a community offering (the "Community Offering") and a syndicated community offering (the "Syndicated Community Offering") (collectively, the
"Offerings"). The simultaneous conversion of the Savings Bank to stock form, the issuance of the Savings Bank's capital stock to the Company, and the offer and sale of the Common Stock by the Company, all pursuant to the Plan, are referred to herein as the "Conversion." References to the Savings Bank shall include the Savings Bank in either its mutual or stock form as indicated by the context.

    VOTING IN FAVOR OF OR AGAINST THE PLAN OF CONVERSION INCLUDES A VOTE FOR OR AGAINST THE ADOPTION OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND THE AMENDED AND RESTATED BYLAWS OF THE SAVINGS BANK.

    THIS PROXY STATEMENT IS A SUMMARY OF INFORMATION ABOUT THE SAVINGS BANK AND THE PROPOSED CONVERSION. A MORE DETAILED DESCRIPTION OF THE COMPANY, THE SAVINGS BANK AND THE PROPOSED CONVERSION IS INCLUDED IN THE PROSPECTUS. [ IF A COPY OF THE PROSPECTUS IS NOT INCLUDED HEREWITH, SUCH PROSPECTUS AND/OR THE PLAN, AND THE CERTIFICATE OF INCORPORATION AND THE BYLAWS OF THE COMPANY, MAY BE OBTAINED BY PROMPTLY MARKING AND RETURNING THE ENCLOSED REQUEST CARD. IN ORDER TO ASSURE TIMELY RECEIPT OF THE PROSPECTUS AND/OR THE PLAN, THE REQUEST CARD SHOULD BE RETURNED TO THE SAVINGS BANK BY FEBRUARY __, 1997. IN ADDITION, ALL SUCH DOCUMENTS MAY BE OBTAINED AT ANY OFFICE OF THE SAVINGS BANK. ]

    VOTING IN FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK.

                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

    The Board of Directors has fixed February __, 1997 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. All of the Savings Bank's depositors are members of the Savings Bank under its current Illinois mutual charter. [ALL OF THE SAVINGS BANK'S MEMBERS AS OF THE CLOSE OF BUSINESS ON THE VOTING RECORD DATE WHO CONTINUE TO BE MEMBERS ON THE DATE OF THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF WILL BE ENTITLED TO VOTE AT THE SPECIAL MEETING OR SUCH ADJOURNMENT.]

    Each member will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of their deposit accounts in the Savings Bank as of the Voting Record Date. If there are not sufficient votes for approval of the Plan at the time of the Special Meeting, the Special Meeting may be adjourned to permit further solicitation of proxies.

      As of the Voting Record Date, the Savings Bank had approximately ______ deposit accounts, the holders of which are entitled to cast a total of approximately ______ votes at the Special Meeting.

    This Proxy Statement and related materials are first being mailed to Members on or about February __, 1997.

    THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE TOTAL VOTES ELIGIBLE TO BE CAST AT THE SPECIAL MEETING IS REQUIRED FOR APPROVAL OF THE PLAN OF CONVERSION.



                                    PROXIES

    The Board of Directors of the Savings Bank is soliciting the proxy which accompanies this Proxy Statement for use at the Special Meeting. Each proxy solicited hereby, if properly executed, duly returned before the Special Meeting and not revoked prior to or at the Special Meeting, will be voted at the Special Meeting in accordance with the Members' instructions indicated thereon. If no contrary instructions are given, the executed proxy will be voted in favor of the Plan of Conversion. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their discretion. Except with respect to procedural matters incident to the conduct of the meeting, no additional matters are expected to come before the Special Meeting.

    Any Member giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Savings Bank either a written revocation of the proxy, or a duly executed proxy bearing a later date, or by voting in person at the Special Meeting. Proxies are being solicited only for use at the Special Meeting and any and all adjournments thereof and will not be used for any other meeting.

    Proxies may be solicited by officers, directors and employees of the Savings Bank personally, by telephone or further correspondence without additional compensation.

    Deposits held in a trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of IRA and Keogh trusts established at the Savings Bank, the beneficiary may direct the trustee's vote on the Plan of Conversion by returning a completed proxy card to the Savings Bank. IF NO PROXY CARD IS RETURNED, THE TRUSTEE WILL VOTE IN FAVOR OF APPROVAL OF THE PLAN OF CONVERSION ON BEHALF OF SUCH BENEFICIARY.

    THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU DO NOT INTEND TO PURCHASE COMMON STOCK. THIS WILL ENSURE THAT YOUR VOTE WILL BE COUNTED.

         THE OFFICE OF THE ILLINOIS COMMISSIONER OF BANKS AND REAL ESTATE (THE "COMMISSIONER") HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL
OF THE SAVINGS BANK'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, COMMISSIONER APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE COMMISSIONER.

                            VERMILION BANCORP, INC.

    The Company is a Delaware corporation organized at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion. The Company has applied for the approval of the Federal Reserve Board and the Commissioner, to be the holding company for the Bank. Upon consummation of the Conversion, the Company's business will consist of being the holding company for the Bank and the Company will have no significant assets other than the shares of the Bank's common stock acquired in the Conversion and 25% of the net proceeds of the Conversion retained by the Company, a portion of which will be used to fund the loan to the ESOP, and will have no significant liabilities. See "Use of Proceeds." The management of the Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than officers who are also officers of the Bank but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.

    Management believes that the holding company structure will provide the Company with additional flexibility to diversify its business activities, should it decide to do so, through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions or financial services related companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, the Company will be in a better position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company and earnings thereon or, alternatively, through dividends from the Bank. See "Dividend Policy."

    The Company's executive office is located at the home office of the Bank at 714 North Vermilion Street, Danville, Illinois 61832, and its telephone number is (217) 442-0270.


                       AMERICAN SAVINGS BANK OF DANVILLE

    The Bank is an Illinois-chartered, SAIF-insured mutual savings bank conducting business from a single office located in Danville, Illinois. At September 30, 1996, the Bank had total assets of $35.5 million, total deposits of $30.7 million and equity of $2.4 million.

    The Bank's principal business has been, and continues to be, attracting deposits from its customers and investing such funds in residential real estate loans and other loans. At September 30, 1996, the Bank's net loan portfolio totalled $26.9 million, or 75.8% of the Bank's assets. In addition to its lending activities, the Bank also has a securities portfolio consisting of mortgage-backed securities and other investment securities. The Bank's mortgage-backed securities portfolio totalled $3.5 million, or 9.9% of the Bank's total assets at September 30, 1996, and its other investment securities portfolio amounted to $3.1 million, or 8.7% of total assets at such date. Traditionally, the Bank's principal source of funds has come from deposits. At September 30, 1996, the Bank had total deposits of $30.7 million, of which $7.0 million or 22.8% consisted of core deposits which include savings and retirement accounts, NOW accounts and money market investment accounts ("MMIA").

    The Bank and its predecessor have been serving Danville, Illinois since 1888. In 1994, the Bank converted to an Illinois-chartered savings bank from an Illinois- chartered savings and loan association. The Bank is a community-oriented financial institution which offers a variety of financial services to meet the needs of its community. The existing management of the Bank believes that it is in the best interests of the Bank as well as the Company and its stockholders for the Bank to remain an independent financial institution.

    The Bank is subject to examination and comprehensive regulation by the Commissioner, which is the Bank's chartering authority and primary regulator. The Bank is also subject to regulation by the FDIC, as the administrator of the SAIF, and to certain reserve requirements established by the FRB. The Bank is a member of the FHLB of Chicago, which is one of the 12 regional banks comprising the FHLB System, and is subject to regulations applicable to members of the FHLB of Chicago.

    The Bank's executive office is located at 714 North Vermilion Street, Danville, Illinois 61832 and its telephone number is (217) 442-0270.

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME

    The following Consolidated Statement of Income of the Bank for each of the years in the two-year period ended September 30, 1996 have been audited by Geo.
S. Olive & Co. LLC, independent certified public accountants, whose report thereon appears elsewhere herein. This Consolidated Statement of Income should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein.


                                                Year Ended September 30,
                                                ------------------------
                                                   1996          1995
                                                ----------    ----------
                                                     (In Thousands)

Interest income:
 Loans receivable                                 $2,118        $1,757
 Investment securities                               449           538
 Deposits with financial institutions                 67            80
                                                   -----         -----
    Total interest income                          2,634         2,375
                                                   -----         -----
                                                   -----         -----
Interest expense:
Deposits                                           1,671         1,588
FHLB advance                                         107             0
                                                   -----         -----
Total interest expense                             1,778         1,588
                                                   -----         -----
Net interest income                                  856           787
 Provision for losses on loans                        80            13
                                                   -----         -----
Net interest income after provisions for
 for losses on loans                                 776           774
                                                   -----         -----
Non-interest income:
 Loan fees                                            12            11
 Net realized gains on sales of securities
  available for sale                                  --             1
 Other income                                         33            39
                                                   -----         -----
    Total non-interest income                         45            51
                                                   -----         -----
Non-interest expenses:
 Salaries and employee benefits                      276           297
 Net occupancy expenses                               97            95
 Data processing fees                                 40            39
 Deposit insurance expense                           277            71
 Printing and office supplies                         16            17
 Legal and professional fees                          36            43
 Advertising and promotion                            29            28
 Director fees                                        41            41
 Other expenses                                       77            79
                                                   -----         -----
    Total non-interest expenses                      889           710
                                                   -----         -----
Income (Loss) Before Income Tax                      (68)          115
 Income tax expense                                    3            15
                                                   -----         -----
 Net income (loss)                                $  (71)       $  100
                                                   -----         -----
                                                   -----         -----

                                 CAPITALIZATION

    The following table presents the historical consolidated capitalization of the Bank at September 30, 1996, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."



                                                                Company - Pro Forma
                                                        Based Upon Sale at $10.00 Per Share
                                           ---------------------------------------------------------
                                                                                         396,750
                                             255,000       300,000       345,000        Shares(1)
                            The Bank -        Shares        Shares        Shares       (15% above
                            Historical     (Minimum of   (Midpoint of   (Maximum of    Maximum of
                          Capitalization      Range)        Range)         Range)         Range)
                          --------------   -----------   ------------   -----------    ------------
                                                        (In Thousands)
FHLB advances                 $ 2,000        $ 2,000        $ 2,000        $ 2,000        $ 2,000
Deposits(2)                    30,724         30,724         30,724         30,724         30,724
                               ------         ------         ------         ------         ------
  Total deposits and
    borrowings                $32,724        $32,724        $32,724        $32,724        $32,724
                               ------         ------         ------         ------         ------
                               ------         ------         ------         ------         ------

Stockholders' equity:
 Preferred Stock, $0.01
   par value, 400,000
   shares authorized; none
   to be issued               $             $               $              $              $

Common Stock, $0.01 par
   value, 1,600,000 shares
   authorized; shares to be
   issued as reflected(3)        --              3              3              3            4

Additional paid-in
  capital(3)                     --            2,283          2,726          3,169          3,677

Retained earnings(4)            2,370          2,370          2,370          2,370          2,370
Net unrealized loss on
  securities available for
  sale                            (15)           (15)           (15)           (15)           (15)
Less:
 Common Stock acquired
   by the ESOP(5)                --             (204)          (240)          (276)          (317)

 Common Stock acquired
   by the Recognition
   Plan(6)                       --             (102)          (120)          (138)          (159)
                               -----          ------         ------         ------        -------
Total stockholders'
  equity (equity at
  September 30, 1996)         $ 2,355        $ 4,335        $ 4,724        $ 5,113        $ 5,560

                               ------         ------         ------         ------         ------
                               ------         ------         ------         ------         ------

                                                                      (FOOTNOTES ON FOLLOWING PAGE)

                                       7

_______________

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals. Total deposits and borrowings do not reflect the anticipated loan from the Company to the ESOP, which loan will not be reflected as a liability on the Company's consolidated statements of financial condition.

(3) The sum of par value and additional paid-in capital accounts equals the net Conversion proceeds. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company and presented for stockholder approval at a special meeting of stockholders to be held not earlier than six months following the Conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of Common Stock issued in the Conversion will be reserved for issuance upon the exercise of options to be granted under the Stock Option Plan. See "Pro Forma Data" and "Management - Benefits - Stock Option Plan." The issuance of common stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests by approximately 9.1%.

(4) The retained earnings of the Bank will be substantially restricted after the Conversion. See "The Conversion - Liquidation Rights."

(5) Assumes that 8% of the shares offered for sale in the Conversion will be purchased by the ESOP. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire the ESOP shares will be borrowed from the Company. See "Management - Benefits - Employee Stock Ownership Plan and Trust."

(6) Gives effect to the Recognition Plan which is expected to be adopted by the Company and presented to stockholders for approval at a special meeting of stockholders to be held not earlier than six months following the Conversion. No shares will be purchased by the Recognition Plan in the Conversion. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, or 10,200, 12,000, 13,800 and 15,870 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased on the open market by the Company at the Purchase Price. The Common Stock so acquired by the Recognition Plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the Purchase Price, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the Recognition Plan purchases authorized but unissued shares from the Company, such issuance would dilute the voting interests of existing stockholders by approximately 3.9%. See "Pro Forma Data" and "Management -Benefits - Recognition and Retention Plan."


                         REGULATORY CAPITAL REQUIREMENTS

    Under FDIC regulations, depository institutions such as the Bank are required to maintain a minimum ratio of qualifying total capital to total assets and off-balance sheet instruments, as adjusted to reflect their relative credit risks, of 8.0%. At least one-half of total capital is to be comprised of common equity, retained earnings, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and other intangibles ("Tier 1 capital"). The remainder of total capital may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of general reserves for loan losses ("Tier 2 capital").

    The FDIC also has established an additional capital adequacy guideline referred to as the Tier 1 leverage capital ratio, which measures the ratio of Tier 1 capital to total assets less goodwill. Although the most highly-rated depository institutions will be required to maintain a minimum Tier 1 leverage capital ratio of 3.0%, most depository institutions will be required to maintain Tier 1 leverage capital ratios of 4.0% to 5.0% or more. The actual required ratio will be based on the FDIC's assessment of the individual depository institution's asset quality, earnings performance, interest-rate risk and liquidity. Although the FDIC has not advised the Bank of a specific Tier 1 leverage capital ratio requirement, management of the Bank believes that for purposes of complying with applicable federal regulations, the required Tier 1 leverage capital ratio for the Bank will be 4.0%, based upon published regulatory criteria for establishing such minimum. There can be no assurance that the Bank will not be required by the FDIC to maintain a higher Tier 1 leverage capital ratio.

    The Federal Reserve Board has established guidelines regarding the capital adequacy of bank holding companies, such as the Company. These requirements are substantially similar to those adopted by the FDIC for depository institutions, as set forth above. See generally "Regulation - The Company - Capital Requirements" and "- The Bank - Capital Requirements."

    Set forth below is a summary of the Bank's compliance with the applicable capital standards as of September 30, 1996 on a historical basis and the Company's and the Bank's compliance with applicable capital standards on a pro forma basis assuming that the indicated number of shares were sold by the Company as of such date and receipt by the Bank of 75% of net Conversion proceeds. Proceeds have been assumed to be invested in interest-earning assets which have a 50% risk-weighting.


                                                                           Pro Forma at September 30, 1996 Based on
                                              ------------------------------------------------------------------------------------
                          Historical at         255,000 Shares       300,000 Shares        345,000 Shares         396,750 Shares
                        September 30, 1996    (Minimum of Range)   (Midpoint of Range)   (Maximum of Range)   (Maximum As Adjusted)
                        ------------------    ------------------   -------------------   ------------------   --------------------
                                  Percent               Percent              Percent              Percent                Percent
                                    of                    of                   of                   of                     of
                        Amount   Assets(1)    Amount   Assets(1)   Amount   Assets(1)    Amount   Assets(1)   Amount     Assets(1)
                        ------   ---------    ------   ---------   ------   ----------   ------   ---------   --------   ---------
                                                                           (Dollars in Thousands)
THE COMPANY:
Tier 1 risk-weighted
 level                    --         --%      $4,351     25.01%    $4,740     26.95%     $5,129     28.84%    $5,576       30.98%
   Requirement            --         --          696      4.00%       704      4.00%        711      4.00%       720        4.00%
                                               -----     -----      -----    ------       -----    ------      -----      ------
   Excess                 --         --       $3,655     21.01%    $4,036     22.95%     $4,418     24.84%    $4,856       26.98%
                                               -----     -----      -----    ------       -----    ------      -----      ------
                                               -----     -----      -----    ------       -----    ------      -----      ------

Tier 1 adjusted total
 level                    --         --       $4,351     11.63%    $4,740     12.53%     $5,129     13.42%    $5,576       14.42%
   Requirement            --         --        1,123      3.00%     1,134      3.00%      1,146      3.00%     1,160        3.00%
                                               -----     -----      -----    ------       -----    ------      -----      ------
   Excess                 --         --       $3,228      8.63%    $3,606      9.53%     $3,983     10.42%    $4,416       11.42%
                                               -----     -----      -----    ------       -----    ------      -----      ------
                                               -----     -----      -----    ------       -----    ------      -----      ------

Total risk-based level    --         --       $4,494     25.84%    $4,883     27.76%     $5,272     29.65%    $5,718       31.76%
   Requirement            --         --        1,392      8.00%     1,407      8.00%      1,423      8.00%     1,440        8.00%
                                               -----     -----      -----    ------       -----    ------      -----      ------
   Excess                 --         --       $3,102     17.84%    $3,476     19.76%     $3,849     21.65%    $4,278       23.76%
                                               -----     -----      -----    ------       -----    ------      -----      ------
                                               -----     -----      -----    ------       -----    ------      -----      ------

THE BANK:
Tier 1 risk-weighted
 level                 $2,371     14.45%      $3,780     21.96%    $4,058      23.36%    $4,336     24.74%    $4,655       26.29%
   Requirement            656      4.00%         688      4.00%       695       4.00%       701      4.00%       708        4.00%
                        -----     -----        -----     -----      -----     ------      -----    ------      -----      ------
   Excess              $1,715     10.45%      $3,092     17.96%    $3,363      19.36%    $3,635     20.74%    $3,947       22.29%
                        -----     -----        -----     -----      -----     ------      -----    ------      -----      ------
                        -----     -----        -----     -----      -----     ------      -----    ------      -----      ------

Tier 1 adjusted total
 level                 $2,371      6.69%      $3,780     10.20%    $4,058      10.86%    $4,336     11.50%    $4,655       12.24%
   Requirement(2)       1,418      4.00%       1,482      4.00%     1,495       4.00%     1,508      4.00%     1,522        4.00%
                        -----     -----        -----     -----      -----     ------      -----    ------      -----      ------
   Excess              $  953      2.69%      $2,298      6.20%    $2,563       6.86%    $2,828      7.50%    $3,133        8.24%
                        -----     -----        -----    ------      -----     ------      -----    ------      -----      ------
                        -----     -----        -----    ------      -----     ------      -----    ------      -----      ------

Total risk-based level $2,514     15.33%      $3,923     22.79%    $4,201      24.19%    $4,479     25.56%    $4,798       27.10%
   Requirement          1,312      8.00%       1,377      8.00%     1,389       8.00%     1,402      8.00%     1,416        8.00%
                        -----     -----        -----    ------      -----     ------      -----    ------      -----      ------
   Excess              $1,202      7.33%      $2,546     14.79%    $2,812      16.19%    $3,077     17.56%    $3,382       19.10%
                        -----     -----        -----    ------      -----     ------      -----    ------      -----      ------
                        -----     -----        -----    ------      -----     ------      -----    ------      -----      ------

_______________

(1) Average or risk-weighted assets, as appropriate.
(2) Reflects the minimum FDIC requirements. The FDIC could require the Bank to hold a Tier 1 leverage ratio of up to 5.0%.

                                 PRO FORMA DATA

    The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $2.3 million and $3.2 million (or $3.7 million in the event the Estimated Price Range is increased by 15%) based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription Offering and Community Offering; (ii) fixed Conversion expenses will be approximately $234,000 and (iii) Trident will be paid a variable expense based on the number of shares sold of $29,700, $37,000, $44,200 and $52,500 at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, respectively. Actual Conversion expenses may vary from those estimated. See "The Conversion - Marketing Arrangements."

    Pro forma net income and stockholders' equity have been calculated for the year ended September 30, 1996 as if the Common Stock to be issued in the Offerings had been sold at the beginning of the year and the net proceeds had been invested at 5.69%, which represents the yield on one-year U.S. Government securities at September 30, 1996. The use of this interest rate is viewed to be more relevant in the current rate environment than the use of an arithmetic average of the weighted average yield earned by the Bank on its interest-earning assets and the weighted average rate paid on its deposits during such periods (as required by Federal regulations). The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. A combined effective Federal and state income tax rate of 34% has been assumed for the year, resulting in an after-tax yield of 3.76% during the year ended September 30, 1996. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares committed to be released during the period by the ESOP, with respect to the net income per share calculations. See footnotes 4 and 6 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company intends to retain 25% of the net Conversion proceeds and will use a portion of such retained proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the Common Stock in the Conversion.

    The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. No effect has been given in the tables to the possible issuance of additional shares equal to 10% of the Common Stock to be reserved for future issuance pursuant to the Stock Option Plan to be adopted by the Board of Directors of the Company, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders [OR TO THE BAD DEBT RESERVE.] See "Management - Benefits - Stock Option Plan" and "The Conversion - Liquidation Rights." The tables below give effect to the Recognition Plan, which is expected to be presented (together with the Stock Option Plan) to stockholders for approval at a meeting of stockholders which is expected to be held not earlier than six months following completion of the Conversion. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, either through open market purchases or from authorized but unissued shares of Common Stock. The tables below assume that stockholder approval has been obtained and that the shares acquired by the Recognition Plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the Recognition Plan will be obtained, that the shares will be purchased in the open market, or that the purchase price will be $10.00 per share.

    The following tables summarize historical consolidated data of the Bank and pro forma data of the Company at the year ended September 30, 1996 based on assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the Common Stock following the Conversion.


                                                                            At or For the Year Ended September 30, 1996
                                                   ----------------------------------------------------------------------------

                                                     255,000             300,000             345,000                396,750
                                                   Shares Sold         Shares Sold         Shares Sold            Shares Sold
                                                    at $10.00           at $10.00            at $10.00             at $10.00
                                                    Per Share           Per Share            Per Share           Per Share (15%
                                                    (Minimum            (Midpoint            (Maximum            above Maximum
                                                    of Range)           of Range)            of Range)            of Range)(9)
                                                  -------------       -------------       -------------         ----------------
                                                                 (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds                                       $ 2,550             $ 3,000              $ 3,450               $  3,968
Less offering expenses                                   264                 271                  278                    287
                                                      ------              ------               ------                -------
 Estimated net Conversion proceeds                     2,286               2,729                3,172                  3,681
 Less:  Common Stock acquired
         by ESOP                                        (204)               (240)                (276)                  (317)
        Common Stock to be acquired
         by the Recognition Plan                        (102)               (120)                (138)                  (159)
                                                      ------              ------               ------                -------
Estimated adjusted net proceeds(1)                     1,980               2,369                2,758                  3,205
                                                      ------              ------               ------                -------
                                                      ------              ------               ------                -------
Net income (loss):
 Historical                                             $(71)(8)            $(71)(8)             $(71)(8)           $    (71)(8)
 Pro forma adjustments:
   Income on adjusted net proceeds(1)                     74                  89                  104                    121
   ESOP(2)                                               (13)                (16)                 (18)                   (21)
   Recognition Plan(3)                                   (13)                (16)                 (18)                   (21)
                                                      ------              ------               ------                -------
     Pro forma                                      $    (23)           $    (14)             $    (3)              $      8
                                                      ------              ------               ------                -------
                                                      ------              ------               ------                -------
Net income (loss) per share(4):
  Historical                                        $  (0.30)           $  (0.26)            $  (0.22)              $  (0.19)
  Pro forma adjustments:
    Income on adjusted net proceeds(1)              $   0.31            $   0.32             $   0.32               $   0.33
    ESOP(2)                                            (0.05)              (0.06)               (0.06)                 (0.06)
    Recognition Plan(3)                                (0.05)              (0.06)               (0.06)                 (0.06)
                                                      ------              ------               ------                -------
     Pro forma net income per share                 $  (0.09)           $  (0.06)            $  (0.02)               $  0.02
                                                      ------              ------               ------                -------
                                                      ------              ------               ------                -------
Pro forma price/earnings ratio
Number of shares used in net income per
  share calculations(4)                              236,640             278,400              320,160                368,184
Stockholders' equity:
  Historical                                        $  2,355            $  2,355             $  2,355               $  2,355
  Estimated net Conversion proceeds                    2,286               2,729                3,172                  3,681
  Less:  Common Stock acquired
            by ESOP(2)                                  (204)               (240)                (276)                  (317)
          Common Stock to be acquired
            by the Recognition Plan(3)                  (102)               (120)                (138)                  (159)
                                                      ------              ------               ------                -------
    Pro forma stockholders' equity(6)               $  4,335            $  4,724             $  5,113               $  5,560
                                                      ------              ------               ------                -------
                                                      ------              ------               ------                -------
Stockholders' equity per share(7):
  Historical                                        $   9.24            $   7.85             $   6.83               $   5.94
  Estimated net Conversion proceeds                     8.96                9.10                 9.19                   9.28
  Less:  Common Stock acquired
            by ESOP(2)                                 (0.80)              (0.80)               (0.80)                 (0.80)
          Common Stock to be acquired
             by the Recognition Plan(3)                (0.40)              (0.40)               (0.40)                 (0.40)
                                                      ------              ------               ------                -------
                                                      ------              ------               ------                -------
    Pro forma stockholders' equity
      per share(3)(5)(6)                            $  17.00            $  15.75             $  14.82               $  14.02
                                                      ------              ------               ------                -------
                                                      ------              ------               ------                -------
  Pro forma price to book ratio(7)                    58.82%              63.49%               67.48%                 71.33%
                                                      ------              ------               ------                -------
                                                      ------              ------               ------                -------

                                               (FOOTNOTES ON FOLLOWING PAGE)

------------------------

(1) Estimated adjusted net proceeds consist of the estimated net Conversion proceeds, minus (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the Recognition Plan, subject to stockholder approval, after the Conversion at an assumed price of $10.00 per share.

(2) It is assumed that 8% of the shares of Common Stock issued in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The Company intends to make [QUARTERLY] contributions to the ESOP over a [TEN]-year period in an amount at least equal to the principal and interest requirement (which interest rate shall be ____%) of the debt. The pro forma net income assumes (i) that the ESOP expense for each respective period is equivalent to the principal payment for the respective period and was made at the end of each respective period; (ii) that 2,040, 2,400, 2,760 and 3,174 shares were committed to be released with respect to the year ended September 30, 1996, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively; and (iii) in accordance with SOP 93-6, only the ESOP shares committed to be released during the respective period were considered outstanding for purposes of the net income per share calculations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Recent Accounting Pronouncements" and "Management - Benefits -Employee Stock Ownership Plan and Trust."

(3) The adjustment is based upon the assumed purchases by the Recognition Plan of 10,200, 12,000, 13,800 and 15,870 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, assuming that: (i) stockholder approval of the Recognition Plan has been received;
    (ii) the shares were acquired by the Recognition Plan at the beginning of the period in open market purchases at the Purchase Price; and (iii) the amortized expense for the year ended September 30, 1996 was 20% of the amount contributed. If the Recognition Plan purchases authorized but unissued shares instead of making open market purchases, the voting interests of existing stockholders would be diluted by approximately 3.9% and pro forma net income (loss) per share for the year ended September 30, 1996 would be $(0.8), $(0.03), $0.01 and $0.03, and pro forma stockholders' equity per share at September 30, 1996 would be $16.73, $15.53, $14.63 and $13.86, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. See "Management - Benefits - Recognition and Retention Plan."

(4) Net income per share computations are determined by taking the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release during the respective period. See Note 2 above.

(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 25,500, 30,000, 34,500 and 39,675 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under such plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option Plan, that all the options were exercised at the end of the period at an exercise price of $10.00 per share, and that the Recognition Plan purchases shares in the open market at the Purchase Price, pro forma net gain (loss) per share for the year ended September 30, 1996 would be $(0.05), $(0.01), $0.03 and $0.05, and pro forma stockholders' equity per share at September 30, 1996 would be $16.36, $15.22, $14.38 and $13.65, in each case, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively.

(6) The retained earnings of the Bank will be substantially restricted after the Conversion. See "Dividend Policy" and "The Conversion - Liquidation Rights."

(7) Based on the number of shares sold in the Conversion.

(8) Except for the special SAIF assessment, the Bank's net income for the year ended September 30, 1996 would have been $84,000. If the Bank's net income for the year ended had been $84,000, pro forma net income for the year ended September 30, 1996 would have been $132,000, $141,000, $152,000 and
    $162,000 and pro forma net income per share would have been $0.56, $0.51, $0.47 and $0.44 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Results of Operation."


                                  THE CONVERSION

    THE BOARD OF DIRECTORS OF THE BANK AND THE COMMISSIONER HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH APPROVAL BY THE COMMISSIONER, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

GENERAL

    On November 6, 1996, the Bank's Board of Directors unanimously adopted the Plan, pursuant to which the Bank will be converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank. It is intended that all of the common stock of the Bank to be issued in the Conversion will be held by the Company, which is incorporated under Delaware law. The Plan has been approved by the Commissioner, subject to, among other things, approval of the Plan by the Bank's members. In addition, the FDIC has issued its conditional non-objection to the Plan and the Conversion. A Special Meeting of the Bank's members has been called for the purpose of approving the Plan, which meeting is to be held on March __, 1997.

    In adopting the Plan, the Board of Directors of the Bank determined that conversion was advisable and in the best interests of its members and the Bank, and further determined that the interests of certain holders of its deposit accounts in the net worth of the Bank would be equitably provided for and that the Conversion would not have any adverse impact on the reserves and net worth of the Bank. In determining to convert to the stock form of organization the Board of Directors of the Bank considered a number of factors. The stock form of organization is used by commercial banks, most business entities and thrift institutions. The Board of Directors considered that converting will increase the Bank's capital base and enhance its ability to support future growth. The stock form also will facilitate the Bank's ability to engage in acquisition or merger transactions with other entities. While the Bank currently has no understandings, arrangements or agreements, written or oral, with any other entity, the Board of Directors considered the continuing consolidation occurring throughout the banking industry and concluded that converting to the stock form may enhance the Bank's ability to engage in acquisition opportunities which may arise in the future. The Board of Directors also considered that upon conversion to the stock form, the Bank's employees could participate in stock-benefit compensation plans, such as stock option and/or stock grant plans. Upon consideration of these and other factors, the Board of Directors of the Bank determined that converting from the mutual to the stock form was in the best interests of the Bank.

    The Company has applied for the approval of the Federal Reserve Board to become a bank holding company and to acquire all of the common stock of the Bank to be issued in the Conversion. The Company plans to retain 25% of the net proceeds from the sale of the Common Stock, with all the remaining proceeds used to purchase all of the then to be issued and outstanding capital stock of the Bank. Based on the issuance of 345,000 shares at the Purchase Price at the maximum of the Estimated Price Range, approximately $276,000 of the net proceeds retained by the Company are intended to be used to loan funds to the ESOP to enable the ESOP to purchase up to 8.0% of the shares issued in the Conversion. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company to be issued pursuant to the Plan.

    The Plan provides generally that (i) the Bank will convert from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank and (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Voting Members, and in a concurrent Community Offering to certain members of the general public, subject to the prior rights of holders of subscription rights. See "- Subscription Offering and Subscription Rights" and "- Community Offering." It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. See "- Syndicated Community Offering." The Bank has the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering.

    The aggregate price of the shares of Common Stock to be issued in the Conversion within the Estimated Price Range, currently estimated to be between $2,550,000 and $3,450,000, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the Common Stock.

    The Plan may be amended at any time with the concurrence of the Commissioner and the receipt of any necessary approval from the FDIC.
Amendments to the Plan will require additional approval of the Bank's members, whether such amendment is made before or after the Special Meeting of the Bank's members called to consider the Plan, only if required by the Commissioner and/or the FDIC. The Plan shall terminate if the Offerings are not completed within [12] months of the date of the Special Meeting of the Bank's members called to consider the Plan, subject to further extension by the Commissioner. Prior to the Special Meeting of the Bank's members to consider the Plan, the Bank's Board of Directors may terminate the Plan without approval of the Commissioner and, thereafter, only with the Commissioner's approval.

    The following is a brief summary of the material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the Bank and at the offices of the Office. The Plan is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

PURPOSES OF CONVERSION

    The Bank, as an Illinois-chartered mutual savings bank, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the institution by providing a larger capital base on which the Bank may operate, enhanced future access to capital markets, enhanced ability to support increased originations of commercial business loans and consumer loans and to diversify into other financial services related activities, and enhanced ability to render services to the public.

    The holding company form of organization will provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisition of other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a better position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of opportunities which may arise.

    After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the Recognition Plan or upon exercise of stock options. Following Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management -Management of the Bank."

EFFECTS OF CONVERSION

    GENERAL. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

    Consequently, mutual savings bank depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

    When a mutual savings bank converts to stock form, permanent nonwithdrawable capital stock is created to represent the ownership of the institution's net worth. THE BANK'S COMMON STOCK AND THE COMMON STOCK OF THE COMPANY IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

    CONTINUITY. While the Conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the Commissioner and the FDIC. After Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

    The directors serving the Bank at the time of the Conversion will continue to serve as directors of the Bank after the Conversion. The Directors of the Company will consist of individuals currently serving on the Board of Directors of the Bank. All officers of the Bank at the time of the Conversion will retain their positions after the Conversion.

    EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Bank at the time of the Conversion will automatically continue as a depositor after the Conversion to stock form, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

    EFFECT ON LOANS. No loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

    EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of the Bank are members of, and have voting rights in, the Bank as to all matters requiring membership action. Upon Conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of the Bank. Upon Conversion, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Bank will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

    TAX EFFECTS. The Bank has received opinions with regard to Federal and Illinois income taxation which indicates that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for Federal or Illinois tax purposes to the Bank or its Eligible Account Holders or Supplemental Eligible Account Holders or the Company, except as discussed below. See "- Tax Aspects."

    EFFECT ON LIQUIDATION RIGHTS. Were a mutual savings bank to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the Office, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

    The Plan of Conversion requires that the aggregate purchase price of the Common Stock sold in the Offerings must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Bank and the Company have retained RP Financial to make such valuation. For its services in making such appraisal and certain other services (including assisting the Bank in the preparation of a business plan) rendered in connection with the Conversion, RP Financial will receive a fee of $15,000, plus reimbursement for reasonable expenses. The Bank and the Company have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the Federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or willful misconduct.

    An appraisal has been made by RP Financial in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statement. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly-traded savings institutions located in Illinois and other regions of the United States; the aggregate size of the offering of the Common Stock; the impact of Conversion on the

Bank's net worth and earnings potential; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In its review of the appraisal provided by RP Financial, the Board of Directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors enumerated above.

    On the basis of the foregoing, RP Financial has advised the Company and the Bank that, in its opinion, dated November 15, 1996 the Estimated Price Range of the Common Stock ranged from a minimum of $2,550,000 to a maximum of $3,450,000 with a midpoint of $3,000,000. Based upon the Estimated Price Range and the Purchase Price of $10.00 per share for the Common Stock established by the Board of Directors, the Company expects to issue between 255,000 and 345,000 shares of Common Stock. The Estimated Price Range may be amended with the approval of the Commissioner and non-objection of the FDIC, if required, if necessitated by subsequent developments in the financial condition of the Company or the Bank or market conditions generally. In the event the appraisal is updated to amend the value of the Bank below $2,550,000 or above $3,967,500 (the maximum of the Estimated Price Range, as adjusted by 15%), such appraisal will be filed with the SEC by post-effective amendment.

    In the event the Company receives orders for Common Stock in excess of $3,450,000 (the maximum of the Estimated Price Range) and up to $3,967,500 (the maximum of the Estimated Price Range, as adjusted by 15%), the Company may determine to accept all such orders. No assurances, however, can be made that the Company will receive orders for Common Stock in excess of the maximum of the Estimated Price Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Commissioner and non-objection of the FDIC, if required. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the Conversion.

    Such valuation, however, is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENT AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE VALUATION CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF.

    Following commencement of the Subscription Offering, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 396,750 shares to reflect changes in the market and financial conditions,
without the resolicitation of subscribers.   See  "- Limitations on Common
Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription Offering.

    No sale of shares of Common Stock in the Conversion may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate price is materially incompatible with the estimate of the pro forma valuation of the aggregate market value of the Common Stock at the time of the sale of the Common Stock. If such is not the case, a new Estimated Price Range may be set, a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Company and the Bank shall determine and the Commissioner and FDIC may permit.

    Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Price Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, purchasers will be resolicited (I.E., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the Commissioner and requires the non-objection of the FDIC.

    An increase in the number of shares to be issued in the Conversion, as a result of an increase in the estimated pro forma market value, would decrease both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Pro Forma Data."

    Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

    In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders, (2) the ESOP, (3) Supplemental Eligible Account Holders, and
(4) Other Voting Members. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."

    PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of: (i) $50,000 of Common Stock; (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock; or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case on July 31, 1995 ("Eligibility Record Date"); in each case subject to the overall purchase limitation. See "- Limitations on Common Stock Purchases."

    If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each such subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the amounts of the qualifying deposits of each such subscribing Eligible Account Holder bears to the total amount of qualifying deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued. The submission of multiple orders by an Eligible Account Holder or other subscriber will result in a lower deposit credit per order in the event of an allocation.

    To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding July 31, 1995.

    PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. The ESOP will receive, without payment therefor, second priority non-transferable subscription rights to purchase, in the aggregate, up to 10.0% of the Common Stock issued in the Conversion. The subscription rights granted to the ESOP are subject to the availability of shares after taking into account the shares purchased by Eligible Account Holders, including any shares of Common Stock to be issued in the Conversion as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase up to 8.0% of the shares to be issued in the Conversion, or 20,400 shares and 27,600 shares, based on the issuance of 255,000 shares and 345,000 shares, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. In the event that there are not sufficient shares available to satisfy the ESOP's purchase order, it is anticipated that the ESOP will attempt to purchase additional shares of Common Stock in the open market in order that the ESOP shall have purchased an aggregate of 8.0% of the shares of Common Stock sold in the Offerings.

    PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of: (i) $50,000 of Common Stock; (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock; or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on December 31, 1996; and, in all cases, subject to the overall purchase limitation. See "- Limitations on Common Stock Purchases."

    If there are not sufficient shares available to satisfy all Supplemental Eligible Account Holders, shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated to such person as an Eligible Account Holder) equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among such subscribing Supplemental Eligible Account Holders in the proportion that the amount of their respective amount of qualifying deposits bears to the total amount of the amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued. The submission of multiple orders by a Supplemental Eligible Account Holder or other subscriber will result in a lower deposit credit per order in the event of an allocation.

    PRIORITY 4: OTHER VOTING MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders, each Other Voting Member will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of: (i) $50,000 of Common Stock or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock; in each case subject to the overall purchase limitation. See "- Limitations on Common Stock Purchases."

    In the event the Other Voting Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Other Voting Members on a pro rata basis in the same proportion as each Other Voting Members' subscription bears to the total subscriptions of all subscribing Other Voting Members.

    EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire on [MARCH __,] 1997, unless extended for up to 45 days or such additional periods by the Bank and the Company with the approval of the Commissioner of the Commissioner and, if required, the non-objection of the FDIC. Subscription rights which have not been exercised prior to the Subscription Expiration Date will become void.

    The Bank and the Company will not execute orders before the Subscription Expiration Date and until at least the minimum number of shares of Common Stock (255,000 shares) have been subscribed for or otherwise sold. If the Subscription Offering is not completed within 45 days after the Subscription Expiration Date, unless such period is extended, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the Subscription Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

COMMUNITY OFFERING

    To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Voting Members, the Bank may offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in the Bank's [LOCAL COMMUNITY] ("Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the greater of (i) $50,000 of the Common Stock offered in the Conversion, or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, in each case subject to the maximum purchase limitation. See "- Limitations on Common Stock Purchases." THIS AMOUNT MAY BE INCREASED OR DECREASED AT THE SOLE DISCRETION OF THE COMPANY AND THE BANK. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE BANK AND THE COMPANY, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE SUBSCRIPTION EXPIRATION DATE. The Community Offering may be commenced at any time during the Subscription Offering or subsequent thereto.

    If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Bank, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining after all subscriptions by Preferred Subscribers, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

    PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES. The Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Bank and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require the Company, the Bank, or their officers, directors or employees under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration or qualification in the Company's and the Bank's judgment would be impracticable or unduly burdensome for reasons of cost or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Bank and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

MARKETING ARRANGEMENTS

    The Company and the Bank have engaged Trident as a financial advisor and marketing agent in connection with the offering of the Common Stock, and Trident has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident is a member of the National Association of Securities Dealers, Inc. ("NASD") and an SEC-registered broker-dealer. Trident is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident will provide various services including, but not limited to, (1) training and educating the Bank's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process; (2) providing its employees to staff the Stock Sales Center to assist the Bank's customers and internal stock purchasers and to keep records of orders for shares of Common Stock; (3) targeting the Company's sales efforts, including preparation of marketing materials; and (4) assisting in the solicitation of proxies of members for use at the Special Meeting. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Bank will pay a to-be negotiated fee to such selected dealers for shares sold by any NASD member firm pursuant to a selected dealers agreement. Fees to Trident and to any other broker-dealer may be deemed to be underwriting fees, and Trident and such broker-dealers may be deemed to be underwriters. Trident will also be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $10,000 and reasonable legal fees not to exceed $22,500. To date, Trident has received $10,000 from the Bank as an advance payment of its anticipated expenses.

    The Company and the Bank have agreed to indemnify Trident for reasonable costs and expenses in connection with certain claims or liabilities, including certain claims or liabilities arising out of or based upon any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated or necessary to make not misleading any statements contained in the Company's Registration Statement or the Prospectus.

    Directors and executive officers of the Company and the Bank may participate in the solicitation of offers to purchase Common Stock. Other employees of the Bank may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock.
No officer, director or employee of the Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

    To ensure that each purchaser receives a Prospectus at least 48 hours before the Subscription Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

    To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the order form), must be received by the Bank at any of its offices by [12:00 NOON, CENTRAL TIME,] on the Subscription Expiration Date. Order forms which are not received by such time or are altered or executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Bank will neither accept orders submitted on photocopied or facsimilied order forms nor order forms unaccompanied by an executed certification form. The Company and the Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Bank unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

    In order to ensure that depositors are properly identified as to their stock purchase priority, depositors as of the Eligibility Record Date (July 31, 1995), the Supplemental Eligibility Record Date (December 31, 1996) and/or the Voting Record Date (March __, 1997), must list all accounts on the stock order form giving all names in each account and the account numbers.

    Payment for subscriptions may be made (i) in cash if delivered in person at the Bank, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. Wire transfers will not be accepted except at the discretion of the Company and the Bank. Interest will be paid on payments made by check, bank draft or money order at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

    If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, and the remaining balance will earn interest at the passbook rate.

    If the ESOP subscribes for shares during the Subscription Offering, such plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for by such plan at the Purchase Price upon consummation of the Subscription and Community Offering, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

    Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that the trustee of such IRA is not the Bank. Persons with self-directed IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. Subscriptions by IRAs will be credited only with the balance of such IRA account in the event of an allocation.

    Certificates representing shares of Common Stock purchased will be mailed to purchasers at such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

    Pursuant to the rules and regulations of the Office, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. No person may offer, or make an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

    THE BANK AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

    As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed. The Bank and the Company expect to market any shares which remain unsubscribed after the Subscription and Community Offerings through a Syndicated Community Offering. The Company and the Bank have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither the Agent nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, the Agent has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Bank will pay a to-be negotiated fee to such selected dealers for shares sold by any NASD member firm pursuant to a selected dealers agreement.

    The price at which Common Stock is sold in the Syndicated Community
Offering will be determined as described above under "- Stock Pricing and Number of Shares to be Issued." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $50,000 of the Common Stock offered in the Conversion, without giving effect to an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

    Payments made in the form of a check, bank draft or money order will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

    In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before 12:00 noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before 12:00 noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

    Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

    The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company and the Bank with the approval of the Commissioner and, if required, the non-objection of the FDIC. See "- Stock Pricing and Number of Shares to be Issued" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

LIMITATIONS ON COMMON STOCK PURCHASES

    The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

         (1)  No less than 25 shares;

         (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $50,000 of Common Stock, subject to the overall limitation in (8) below, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall limitation in (8) below;

         (3) The ESOP may purchase in the aggregate up to 10% of the shares of Common Stock issued in the Conversion, including any additional shares issued in the event of an increase in the Estimated Price Range, after taking into account the shares purchased by Eligible Account Holders;

         (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $50,000 of Common Stock, subject to the overall limitation in (8) below, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall limitation in (8) below;

         (5) Each Other Voting Member may subscribe for and purchase in the Subscription Offering up to the greater of (i) $50,000 of Common Stock, subject to the overall limitation in (8) below, or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall limitation in (8) below;

         (6) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to the greater of (i) $50,000 of Common Stock, subject to the overall limitation in (8) below or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall limitation in (8) below;

         (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Community Offering up to $50,000 of Common Stock, subject to the overall limitation in (8) below;

         (8) Eligible Account Holders, Supplemental Eligible Account Holders and Other Voting Members may purchase stock in the Community and Syndicated Community Offerings subject to the purchase limitations described in (6) and (7) above, provided that, except for the ESOP, the maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person together with associates of and groups of persons acting in concert with such persons, shall not exceed $150,000 of the aggregate value of the shares of Common Stock sold in the Conversion; and

         (9) No more than 35% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Bank and their associates in the aggregate, excluding purchases by the ESOP.

    Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Bank, both the individual amount permitted to be subscribed for and the overall purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Company and the Bank. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. In the event that an individual purchase limitation is decreased after commencement of the Subscription or Community Offerings, the orders of any persons who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the maximum number of shares permitted to be subscribed for by participants. Unless otherwise permitted by the FDIC, the Company and the Bank do not anticipate that they would decrease the maximum purchase limitations below one-tenth of 1% of the total shares of Common Stock permitted to be purchased in the Subscription and Community Offerings.

    The overall purchase limitation may not be reduced to less than 1.0% but the individual amount permitted to be purchased may be reduced to less than $50,000, subject to (2), (4) and (5) above. Each Eligible Account Holder, Supplemental Eligible Account Holder or Other Voting Member may purchase in the Subscription Offering $50,000 of the Common Stock offered, assuming that at least $2.6 million of Common Stock is sold in the Offerings.

    In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order or priority in accordance with the Plan: (i) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders; (ii) to fill the ESOP's subscription of 8.0% of the Adjusted Maximum number of shares; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders; (iv) in the event that there is an oversubscription by Other Voting Members, to fill unfulfilled subscriptions of Other Voting Members; and (v) to fill unfulfilled subscriptions in the Community Offering to the extent possible.

    The term "associate" of a person is defined to mean: (i) any corporation or other organization (other than the Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Company or the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or the Company or any of their subsidiaries.

LIQUIDATION RIGHTS

    In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Bank above that amount.

    The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Bank as of the date of its latest statement of financial condition contained in the final Prospectus used in connection with the Conversion. Such liquidation account will not be reflected as an asset or liability on the Company's or the Bank's financial statements subsequent to the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after Conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, held in the Bank on July 31, 1995 and December 31, 1996, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the July 31, 1995 Eligibility Record Date or the December 31, 1996 Supplemental Eligibility Record Date bore to the balance of qualifying deposits of all Eligible Account Holders or Supplemental Eligible Account Holders on such dates. For deposit accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances will be determined for such accounts on each of the Eligibility Record Date and the Supplemental Eligibility Record Date.

    If, however, on any July 31 or September 31, annual closing date of the Bank, commencing after July 31, 1995 or December 31, 1996, the amount in any deposit account is less than the amount in such deposit account on July 31, 1995 or December 31, 1996, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

TAX ASPECTS

    The Bank has received an opinion of its counsel, Elias, Matz, Tiernan & Herrick L.L.P., regarding the material effects of the Conversion for Federal income tax purposes, which opinion states, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized to the Bank or the Company upon the purchase of the Bank's capital stock by the Company or to the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (iv) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and (vi) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. Geo. S. Olive & Co. LLC, has rendered an opinion to the effect that the foregoing tax effects of the Conversion under Illinois law are substantially the same as they are under Federal law. Certain portions of both the Federal and the state tax opinions are based upon the opinion of RP Financial that subscription rights issued in connection with the Conversion will have no value.

    In the opinion of RP Financial, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock.
If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value and the Bank could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

    Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. A copy of each of the above-referenced opinions is included as an exhibit to the Company's registration statement on Form S-1 as filed with the SEC.

DELIVERY OF CERTIFICATES

    Certificates representing Common Stock issued in the Conversion will be mailed by the Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

    All shares of Common Stock purchased in connection with the Conversion by a director or an officer of the Company and the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or officer or pursuant to a merger or similar transaction approved by the Office. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date within this one year period as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company and the Bank will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

    Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Company and the Bank after adoption of the Plan of Conversion) during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to certain purchases of stock pursuant to an employee stock benefit plan.

    The Company has no present plans with respect to any repurchase of shares of Common Stock and will not undertake any repurchase of shares of Common Stock within the one year period subsequent to the Conversion. Any repurchases of Common Stock by the Company in the future will be subject to the receipt of any necessary approvals from the Commissioner and/or the FRB and will be subject to any applicable regulations and policies of the Commissioner and FRB.


                              MANAGEMENT OF THE COMPANY

    The Board of Directors is divided into three classes, each of which contains one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Ewbank and Ingram has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Busby and Norton has a term of office expiring at the second annual meeting of stockholders and a third class, consisting of Mr. Meyer has a term of office expiring at the third annual meeting of stockholders. Their names and biographical information are set forth under "- Management of the Bank."

    The following individuals are executive officers of the Company and hold the offices set forth below opposite their names.


            EXECUTIVE                   POSITION HELD WITH COMPANY
    ------------------------      -------------------------------------

    Thomas B. Meyer               Chairman of the Board

    Merrill G. Norton             President and Chief Executive Officer

    William T. Ingram             Secretary


    The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by a majority vote of stockholders.

    Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "- Management of the Bank" and "- Executive Officers Who Are Not Directors." Directors and executive officers of the Company initially will not be compensated by the Company but will serve and be compensated by the Bank. It is not anticipated that separate compensation will be paid to directors and officers of the Company until such time as such persons devote significant time to the separate management of the Company's affairs, which is not expected to occur until the Company becomes actively engaged in additional businesses other than holding the stock of the Bank. The Company may determine that such compensation is appropriate in the future.

                             MANAGEMENT OF THE SAVINGS BANK

    The following table sets forth certain information regarding the Board of Directors of the Bank.

                                               Positions Held
                                                   With               Director
           Name                Age(1)             the Bank              Since
--------------------------   --------  -----------------------------  --------

Thomas B. Meyer                  51    Chairman of the Board            1972
Merrill G. Norton                50    Director, President and Chief
                                         Executive Officer              1992
Carl W. Busby                    67    Director                         1993
Robert L. Ewbank                 64    Director                         1983
William T. Ingram                56    Director/Secretary               1990

______________________________

(1) As of December 31, 1995.


    Set forth below is information with respect to the principal occupations during at least the last five years for the directors of the Bank.

    THOMAS B. MEYER Mr. Meyer is an attorney in private practice in Danville, Illinois. He has served as Chairman of the Board since 1992.

    MERRILL G. NORTON Mr. Norton has served as the Bank's president and chief executive officer since 1992. He was the sole proprietor of Merrill G. Norton, C.P.A. from 1973 to 1992.

    CARL W. BUSBY Mr. Busby is an auctioneer, farm and real estate appraiser and agriculture real estate salesman. He is the president and owner with his wife of Busby Farms, Inc. and Busby Land and Auction Co., Inc.

    DR. ROBERT L. EWBANK Dr. Ewbank has been a medical consultant since 1995 when he retired from his oral and maxillofacial surgery practice in Danville, Illinois.

    WILLIAM T. INGRAM Mr. Ingram operates a number of businesses in the Danville, Illinois area, including Automobile Diagnostics, Quick Air Freight, Ingram's Quicklube and Ingram's Apartments.

COMMITTEES AND MEETINGS OF THE BOARD OF THE BANK

    The Bank's Board of Directors holds regular meetings on the third Wednesday of each month, as well as special meetings as necessary. The Board of Directors held 15 meetings (including three special meetings) held in the fiscal year ended September 30, 1996. The Board has established various committees to which it has delegated certain responsibilities, including a nominating committee, investment committee, audit committee, promotion and advertising committee and interest rate risk/asset liability committee. No director attended fewer than 75% of the total number of Board meetings and meetings of Board committees on which he served during the fiscal year ended September 30, 1996.

DIRECTORS' COMPENSATION

    Members of the Bank's Board of Directors receive $400 per month plus $300 per special meeting attended. Board fees are subject to adjustment by the Board of Directors annually. Each of the Bank's directors also serves on GBW's board of directors and receives a monthly fee of $50 for such service. In addition to fees paid to directors for Board meetings, the Bank's directors are expected to participate in the Stock Option Plan and Recognition Plan. See "- Benefits - Stock Option Plan" and "- Recognition and Retention Plan."

SUMMARY COMPENSATION TABLE

    The following table sets forth a summary of certain information concerning the compensation paid by the Bank for services rendered in all capacities during the year ended September 30, 1996 to the President and Chief Executive Officer of the Bank. No other executive officers of the Bank had total annual compensation in excess of $100,000 during fiscal 1996.


                                              Annual Compensation                   Long Term Compensation
                                  ----------------------------------------  ------------------------------------
                                                                                     Awards             Payouts
                                                                            ------------------------    -------
                                                              Other                       Securities
     Name and                                                 Annual        Restricted    Underlying      LTIP        All Other
Principal Position      Year       Salary      Bonus      Compensation(1)     Stock         Options     Payouts      Compensation
------------------      ----       ------      -----      ---------------   ----------    ----------    -------      ------------
Merrill G. Norton
President and Chief
 Executive Officer        1996        $74,613     $ -0-           --             --            --          --          $6,700(2)

_______________

(1) Does not include amounts attributable to miscellaneous benefits received by the named executive officer. In the opinion of management of the Bank, the costs to the Bank of providing such benefits to the named executive officer during the year ended September 30, 1996 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2) Consists of $6,700 allocated by the Bank on behalf of Mr. Norton pursuant to the Bank's 401(k) plan.

EMPLOYMENT AGREEMENTS

    The Bank intends to enter into an employment agreement with Mr. Norton upon consummation of the Conversion. The Bank intends to agree to employ Mr. Norton for a term of three years in his current position at an initial base salary of $76,000. The agreement is terminable with or without cause by the Bank. The officer shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Bank for cause, provided, however, that (i) in the event that the Bank fails to comply with any material provision of the employment agreement he shall be entitled to severance payments equal to his annual salary multiplied by three or (ii) if certain adverse actions are taken with respect to the officer's employment following a Change in Control of the Company, as defined, Mr. Norton will be entitled to cash severance payments equal to his average annual compensation at the date of termination multiplied by three. A Change in Control of the Company is generally defined in the employment agreement to mean a change in control of a nature that would be required to be reported in response to Item 6(c) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. Mr. Norton's employment agreement provides that in the event that any payments to be paid thereunder are deemed to constitute "excess parachute payments" and, therefore, subject to an excise tax under Section 4999 of the Code, the amount of severance shall be reduced to an amount that will not result in any excess parachute payments. Mr. Norton's agreement also provides that in the event of Mr. Norton's disability, retirement or death during the term of the agreement, Mr. Norton or his estate will receive payments equal to the amount of compensation for 12 months at his then current base salary.

    Based upon compensation levels at September 30, 1996, in the event of a termination of employment following a Change in Control, Mr. Norton would receive $149,200 in cash severance.

    Although the above-described employment agreement could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

BENEFITS

    401(K) PROFIT SHARING PLAN. The Bank maintains a 401(k) profit sharing plan (the "401(k) Plan"). The 401(k) Plan is designed to promote the future economic welfare of the employees of the Bank and to encourage employee savings. Employee deferrals of salary and employer contributions made under the 401(k) Plan, together with the income thereon, are accumulated in individual accounts maintained in trust on behalf of the employee participants, and is made available to the employee participants upon retirement and under certain other circumstances as provided in the 401(k) Plan. Since employee deferrals of salary and employer contributions made under the 401(k) Plan are made on a tax deferred basis, employee participants are able to enjoy significant income tax savings by participating in the 401(k) Plan. Employees are also permitted to direct the investment of their accounts among five mutual funds.

    An employee of the Bank becomes eligible to participate in the 401(k) Plan after he or she completes a year of service (provided he or she is at least age
21). A year of service is a 12 consecutive month period in which the employee works at least 1,000 hours for the Bank. An employee will become a participant in the 401(k) Plan on the first day of the month coinciding with or next following the date he or she satisfies the eligibility requirements. Participants may elect to defer amounts of up to 15% of their annual compensation to the 401(k) Plan, subject to certain limits imposed by law. Each year the Bank may make a discretionary matching contribution equal to a percentage of compensation deferred and may make additional discretionary contributions. [UPON CONSUMMATION OF THE CONVERSION, THE BANK EXPECTS TO TERMINATE THE MATCHING PROVISION OF THE 401(K) PLAN.] The Bank may also make discretionary profit sharing contributions, allocated to eligible employees on the basis of relative compensation.

    [THE 401(K) PLAN WAS AMENDED ON ______________, 1996 TO PERMIT PARTICIPANTS IN THE PLAN TO DIRECT THE ADMINISTRATOR TO INVEST THEIR VESTED ACCOUNT BALANCES INTO AN EMPLOYEE STOCK FUND WHICH WILL BE INVESTED IN SHARES OF COMMON STOCK OF THE COMPANY. HOWEVER, NO 401(K) PLAN PARTICIPANT MAY PURCHASE MORE THAN $50,000 IN AGGREGATE VALUE OF THE COMMON STOCK IN THE CONVERSION (SUBJECT TO THE OVERALL PURCHASE LIMITATIONS) THROUGH THE 401(K) PLAN'S SUBSCRIPTION RIGHTS.] A participant's ability to direct all or some of his vested account to purchase Common Stock in the Subscription Offering will be dependent upon such individual being an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member. During 1996, the Bank contributed $19,000 to the 401(k) Plan, $6,700 of which was for the benefit of Mr. Norton.

    EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Company has established the ESOP for employees of the Company and the Bank to become effective upon the consummation of the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP.

    As part of the Conversion, in order to fund the purchase of up to 8.0% of the Common Stock to be issued in the Conversion, or 27,600 shares assuming shares are sold at the maximum of the Estimated Price Range, it is anticipated that the ESOP will borrow funds from the Company. It is anticipated that such loan will equal 100% of the aggregate purchase price of the Common Stock acquired by the ESOP. The loan to the ESOP will be repaid principally from the Company's contributions to the ESOP over a period of ten years, and the collateral for the loan will be the Common Stock purchased by the ESOP. The interest rate for the ESOP loan is expected to be ___%. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowing by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

    Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Participants will vest in their right to receive their account balances within the ESOP at the rate of 25% per year. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement, early retirement, disability or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

    Messrs. Meyer, Ingram and Norton will serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions, and unallocated shares, will be voted in the same ratio on any matter as to those shares for which instructions are given.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Accounting Pronouncements" for a discussion of SOP 93-6, which changes the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares.

    GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. Since the ESOP is borrowing from the Company, such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the ESOP purchases newly-issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease because of the increase in the number of outstanding shares as those shares become committed to be released.

    The ESOP will be subject to the requirements of Employee Retirement Income Security Act of 1974, as amended, and the regulations of the IRS and Department of Labor thereunder.

    STOCK OPTION PLAN. Following the Conversion, the Board of Directors of the Company intends to submit the Stock Option Plan for approval to stockholders at a special meeting of stockholders, which is expected to be held not earlier than six months following consummation of the Conversion. No options shall be awarded under the Stock Option Plan unless stockholder approval is obtained.

    The Stock Option Plan will be designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan will also be designed to retain qualified directors for the Company. The Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options"), non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards will be available for grant to directors and key employees of the Company and any subsidiaries, except that directors will not be eligible to receive incentive stock options. If stockholder approval is obtained, it is expected that options to acquire shares of Common Stock will be awarded to key employees of the Company and the Bank and directors of the Company in accordance with applicable regulations. Regulations which apply to the Stock Option Plan and the Recognition Plan provide that no individual employee may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5% of any plan individually or 30% in the aggregate for all directors.

    The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee") which will be "disinterested" pursuant to applicable regulations under the Federal securities laws. Unless sooner terminated, the Stock Option Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's stockholders.

    Under the Stock Option Plan, the Committee will determine which officers and key employees will be granted options, whether such options will be incentive or compensatory options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of an incentive and compensatory stock option shall be required to be at least equal to the fair market value of a share of Common Stock on the date the option is granted.

    Stock options shall become vested and exercisable in the manner specified by the Committee, which shall not be faster than 20% per year, beginning one year from the date of grant. Each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless extended by the Committee to a period not to exceed one year from such termination. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Stock options are non-transferable except by will or the laws of descent and distribution.

    Under the Stock Option Plan, the Committee will be authorized to grant rights to optionees ("stock appreciation rights") under which an optionee may surrender any exercisable incentive stock option or compensatory stock option or part thereof in return for payment by the Company to the optionee of cash or Common Stock in an amount equal to the excess of the fair market value of the shares of Common Stock subject to option at the time over the option price of such shares, or a combination of cash and Common Stock. Stock appreciation rights may be granted concurrently with the stock options to which they relate or at any time thereafter which is prior to the exercise or expiration of such options.

    The number of options to be granted to non-employee directors will be specifically set forth in the Stock Option Plan and will be granted upon approval of the Stock Option Plan by stockholders. Such stock options to directors will become vested and exercisable under the same terms as options granted by the Committee to officers and employees. If an optionee dies or terminates service due to disability, while serving as an employee or non-employee director, all unvested options are accelerated. Under such circumstances, the optionee or, as the case may be, the optionee's executors, administrators, legatees or distributees, shall have the right to exercise all unexercised options during the 12-month period following termination due to disability or death, provided no option will be exercisable within six months after the date of grant or more than ten years from the date it was granted.

    The Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to 10% of the Common Stock issued in the Conversion, or 34,500 shares, based on the issuance of 345,000 shares at the maximum of the Estimated Price Range. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of the Common Stock outstanding.

    Under current provisions of the Code, the Federal income tax treatment of incentive stock options and compensatory stock options is different. As regards incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a Federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value of the shares subject to the option on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for Federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Company will be entitled to a deduction for Federal income tax purposes in the same amount.

    Although no specific award determinations have been made, assuming the requisite receipt of stockholder approval, the Company intends to follow Federal criteria with respect to awards of stock options under the Stock Option Plan. Under such criteria, awards to individual non-employee directors may not exceed 5.0% of the options available under the plan and awards to all non-employee directors may not exceed 30% of the plan in the aggregate. Awards to any individual employee may not exceed 25% of the shares available under the plan.

    RECOGNITION AND RETENTION PLAN. Following the Conversion, the Board of Directors of the Company intends to submit the Recognition Plan to stockholders for approval at a special meeting of stockholders, which is expected to be held not earlier than six months following completion of the Conversion. The objective of the Recognition Plan will be to enable the Company to provide directors, officers and employees with a proprietary interest in the Company as an incentive to contribute to its success. The Recognition Plan will set forth specific awards to be made to non-employee directors.

     Assuming the receipt of stockholder approval, the Company expects to acquire Common Stock on behalf of the Recognition Plan, in an amount equal to 4% of the Common Stock issued in the Conversion, or 13,800 shares at the maximum of the Estimated Price Range. These shares will be acquired through open market purchases or from authorized but unissued shares. Although no specific award determinations have been made, the Company intends to follow Federal criteria for making awards under the Recognition Plan. Under such criteria, the individual and aggregate award limitations under the Recognition Plan will be the same as under the Stock Option Plan. See "- Stock Option Plan."

    The Board of Directors of the Company will administer the Recognition Plan as it pertains to directors and a Board Committee will administer the Recognition Plan with respect to all other persons. The Committee will have the responsibility to invest all funds contributed by the Company to the Recognition Plan. Shares of Common Stock granted pursuant to the Recognition Plan generally will be in the form of restricted stock payable over a period specified by the administrators, which shall not be faster than 20% per year, beginning one year from the date of the award. For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized pro rata over the number of years during which the shares are payable. While restricted, shares may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. But, while restricted, a recipient will be entitled to voting and other stockholder rights. If a recipient terminates employment for reasons other than death, disability or retirement, the recipient will forfeit all rights to the allocated shares under restriction. If the recipient's termination is caused by death or disability, all restrictions will expire and all allocated shares will become unrestricted. The Board of Directors of the Company will be authorized to terminate the Recognition Plan at any time, and if it does so, any shares not allocated will revert to the Company.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

    The Bank's policy provides that all loans made by the Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of September 30, 1996, none of the Bank's directors or executive officers had aggregate loan balances in excess of $60,000. All loans made to the Bank's directors and executive officers are made in the ordinary course of business, without favorable terms and do not involve more than the normal risk of collectibility.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of Common Stock of the Company proposed to be purchased by the Company's directors and by all directors and executive officers as a group (including purchases by any associates of or groups acting in concert with such persons), assuming shares of Common Stock are issued at the maximum of the Estimated Price Range and that sufficient shares will be available to satisfy their subscriptions.

                                               At the Maximum
                                       of the Estimated Price Range(1)
                                  --------------------------------------
                                                            As a Percent
                                                Number       of Shares
            Name                   Amount      of Shares      Offered
         -------------           ----------  ------------  -------------

     Thomas B. Meyer              $ 50,000      5,000           1.4%
     Merrill G. Norton             150,000     15,000           4.3
     Carl W. Busby                 150,000     15,000           4.3
     Robert L. Ewbank              150,000     15,000           4.3
     William T. Ingram             150,000     15,000           4.3
     All directors and executive
      officers as a group
      (5 persons)                 $650,000(2)  65,000          18.8%

__________________

(1) Includes proposed subscriptions, if any, by associates. The ESOP intends to acquire up to 8.0% of the Common Stock in the Conversion, or 27,600 shares at the maximum of the Estimated Price Range, which shares are not reflected in the amounts to be purchased by the Company's directors and officers in the table above. In addition, this does not include awards pursuant to the Stock Option Plan or the Recognition Plan, which will be submitted for approval to stockholders at a meeting of stockholders expected to be held not earlier than six months following the completion of the Conversion. See "- Benefits - Employee Stock Ownership Plan and Trust."

(2) Includes purchases to be made by executive officers through the 401(k) Plan.


                                   USE OF PROCEEDS

   Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $2.3 million and $3.2 million ($3.7 million in the event of an increase in the Estimated Price Range by 15%). See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts. None of the assets of the Company or the Bank will be distributed in order to effect the Conversion other than to pay expenses incident thereto.

   The Company will purchase all of the capital stock of the Bank to be issued upon Conversion in exchange for 75% of the net proceeds. Based upon the Estimated Price Range, between $1.7 million and $2.4 million ($2.8 million in the event of an increase in the Estimated Price Range by 15%) will be received by the Bank from the net proceeds of the Conversion in exchange for capital stock of the Bank. The Company intends to use a portion of the net proceeds it retains to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the Common Stock in the Conversion. Based upon the issuance of 255,000 shares and 345,000 shares at the minimum and maximum of the Estimated Price Range, respectively, the loan to the ESOP would be $204,000 and $276,000, respectively, and $317,400 in the event of an increase in the Estimated Price Range by 15%. See "Management - Benefits - Employee Stock Ownership Plan and Trust." The balance of the net proceeds retained by the Company will be initially invested primarily in short-term deposits and investment grade, short-term marketable securities. Giving effect to the anticipated purchase of capital stock of the Bank and the loan to the ESOP, the balance of the net proceeds retained by the Company would be between $367,500 and $517,000 ($602,850 in the event of an increase in the Estimated Price Range by 15%). Net proceeds retained by the Company may facilitate the Company's ability to pay dividends in the future. See "Dividend Policy."

     Funds received by the Bank from the Company's purchase of its capital stock will be used for general business purposes, including the funding of loans. Neither the Company nor the Bank has any pending agreements or understandings, written or oral, regarding acquisitions of any specific financial services institutions or companies nor have criteria been established to identify potential candidates for acquisition.


                                   DIVIDEND POLICY

    Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. Subject to regulatory and other considerations, the Company intends to establish an annual cash dividend policy. Although the Board of Directors of the Company has not made any decision as to the amount of cash dividends it will pay, it anticipates that the first dividend will be paid during the first quarter of fiscal 1998. However, no assurances can be given that any dividends will be paid or, once commenced, will continue to be paid at the same rate.

     The Company is subject to the requirements of Delaware law, which generally permits the payment of dividends out of surplus, except when (1) the corporation is insolvent or would thereby be made insolvent, or (2) the declaration or payment thereof would be contrary to any restrictions contained in the articles of incorporation. Upon consummation of the Conversion, the Company's surplus is expected to be between $367,500 and $517,000, depending on the number of shares issued in the Offerings. See "Capitalization." If there is no surplus available for dividends, a Delaware corporation may pay dividends out of its net profits for the then current or the preceding fiscal year or both, except that no dividend may be paid if the corporation's assets are exceeded by its liabilities or if its net assets are less than the amount which would be needed, under certain circumstances, to satisfy any preferential rights of stockholders.

     Dividends from the Company may depend in part upon receipt of dividends from the Bank because the Company initially will have no source of income other than dividends from the Bank, earnings from the investment of proceeds from the sale of Common Stock retained by the Company and interest payments with respect to the Company's loan to the ESOP. The Bank will not be permitted to pay dividends to the Company if its capital would be reduced below the amount required for the liquidation account of the Bank. See "The Conversion - Liquidation Rights." Under Illinois law, a savings bank is required to maintain at all times total capital of not less than 3% of total assets. Prior approval of the Commissioner is required before any dividends on capital stock that exceed 50% of a savings bank's net profits that year may be declared in that calendar year. Moreover, as a condition to the Commissioner's approval, the Company is subject to a net worth maintenance agreement which requires it to infuse equity capital into the Bank as needed to maintain the core capital of the Bank at a level of no less than 6% of total assets. See "Regulations -
The Bank - Capital Requirements." Section 38 of the Federal Deposit Insurance Act ("FDIA") also would prohibit the Bank from making a dividend if it were "undercapitalized" or if such dividend would result in the institution becoming "undercapitalized."


                             MARKET FOR THE COMMON STOCK

     The Company and the Bank have never issued capital stock, and, consequently, there is no established market for the Common Stock at this time. The Company intends to apply to have the Common Stock listed on the National Daily Quotation Service "pink sheets" published by the National Quotations Bureau, Inc. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company or the Bank. The number of active buyers and sellers of the Common Stock at any particular time may be limited, especially in view of the limited size of the Offerings and the anticipated concentrated ownership of the Common Stock. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. Investors should consider that it is unlikely that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, and there can be no assurance that persons purchasing shares of Common Stock will be able to sell them at or above the Purchase Price.


                     DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company is authorized to issue 1,600,000 shares of Common Stock having a par value of $0.01 per share and 400,000 shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"). The Company currently expects to issue up to a maximum of 345,000 shares of Common Stock and no shares of Preferred Stock in the

Conversion. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of the Company's capital stock which are deemed material to an investment decision with respect to the Conversion.

     THE COMMON STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     DISTRIBUTIONS. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends. During at least the one-year period subsequent to the Conversion, the Company will take no action to implement any distribution of a return of excess capital to stockholders.

     VOTING RIGHTS. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares which they own multiplied by the number of directors to be elected Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation's board of directors. Under certain circumstances, shares in excess of 10.0% of the issued and outstanding shares of Common Stock may be considered "Excess Shares" and, accordingly, not be entitled to vote.
See "Restrictions on Acquisitions of the Company and the Bank." If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

     As an Illinois-chartered mutual savings bank, corporate powers and control of the Bank are vested in its Board of Directors who elect the officers of the Bank and will fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's

Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control. The Company has no present plans to issue Preferred Stock.


                       DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

     The Amended and Restated Articles of Incorporation of the Bank, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 1,000,000 shares of common stock, par value $1.00 per share. Each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the Amended and Restated Articles of Incorporation without the approval of the Bank's stockholders. Upon Conversion, all of the issued and outstanding common stock of the Bank will be held by the

Company as the Bank's sole stockholder. The capital stock of the Bank will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC. Presented below is a description of all aspects of the Bank's capital stock which are deemed material to an investment decision with respect to the Conversion.

DIVIDENDS

     The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefore. See "Dividend Policy" for certain restrictions on the payment of dividends.

VOTING RIGHTS

     Immediately after the Conversion, the holders of the Bank's common stock, which consist solely of the Company, will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held and there shall be no right to cumulate votes.

LIQUIDATION

     In the event of any liquidation, dissolution, or winding up of the Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

PREEMPTIVE RIGHTS; REDEMPTION

     Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.


                      RESTRICTIONS ON ACQUISITION OF THE COMPANY

GENERAL

     The Bank's Plan of Conversion provides for the Conversion of the Bank from the mutual to the stock form of organization and for the concurrent formation of a holding company. As described below, certain provisions in the Company's Certificate of Incorporation and

Bylaws, together with provisions of Delaware law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     GENERAL. A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     LIMITATION ON ACQUISITION OF VOTING STOCK AND VOTING RIGHTS. Article X of the Company's Certificate of Incorporation provides that for a period of five years from the date of Conversion of the Bank from the mutual to the stock form, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The term "person" is broadly defined to prevent circumvention of this restriction.

     The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by the Company or the Bank and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's entire Board of Directors. In the event that shares are acquired in violation of Article X, all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and the Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of the sale.

     BOARD OF DIRECTORS. Article VII of the Certificate of Incorporation of the Company contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. See "Management of the Company." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Cumulative voting in the election of directors is prohibited by the Certificate of Incorporation. Elimination of cumulative voting will help to ensure continuity and stability of the Company's Board of Directors and the policies adopted by it by making it more difficult for the holders of a relatively small amount of the common stock to elect their nominees to the Board of Directors and possibly by delaying, deterring, or discouraging proxy contests.

     Directors may be removed only with cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by stockholders. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the Directors then in office, though less than a quorum of the Board, or by the sole remaining director, and a director appointed to fill a vacancy shall serve for the remainder of the term to which the director has been elected, and until his successor has been elected and qualified.

     Section 4.15 of the Bylaws governs nominations for election to the Board, and provides that nominations for election to the Board of Directors may be made by the Board of Directors or a committee thereof or by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than ninety days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting, provided, however, that, with respect to the first scheduled annual meeting following completion of the Conversion, which is expected to be held on the third Wednesday of January 1998, nominations by the stockholder must be so delivered or received no later than the close of business on the third Wednesday of October 1997, notwithstanding a determination by the Company to schedule such annual meeting at a date later than the third Wednesday of January 1998. With respect to an election to be held at a special meeting of stockholders for the election of directors, the notice must be delivered or received no later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholders; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the Company if so elected.

     The provisions regarding director elections and other provisions in the Certificate of Incorporation and Bylaws discussed herein are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The general effect of these provisions will be to require generally two annual stockholders meetings, instead of one, to effect a change in control of the Board of Directors of the Company even if holders of a majority of the Company's capital stock believe that a change in the composition of the Board of Directors is desirable.
Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of the Company's management and policies and facilitate long-range planning for the Company's business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

     The procedures regarding stockholder nominations will provide the Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors, and will make it easier for the Board to solicit proxies resisting such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the dissident nominations as in the best interests of the Company or its stockholders.

     LIMITATION OF LIABILITY. Article IX of the Company's Certificate of Incorporation provides that the personal liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of the Certificate of Incorporation or as such law may be thereafter in effect. Section 102(b)(7) of the Delaware General Corporation Law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Company and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

     If Delaware law was amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in the Company's Certificate of Incorporation limiting the personal liability of directors and officers would automatically incorporate such authorities without further action by shareholders. Similarly, if Delaware law was amended in the future to restrict the ability of a corporation to limit the personal lability of directors, the Company's Certificate of Incorporation would automatically incorporate such restrictions without further action by shareholders.

     Currently, the scope of the provision in the Company's Certificate of Incorporation limiting the personal liability of directors is uncertain because of the absence of judicial precedent interpreting similar provisions. In addition, the SEC takes the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws. Federal banking regulators also may take the same position with respect to violations of federal banking laws and regulations.

     The provision limiting the personal liability of the Company's directors does not eliminate or alter the duty of the Company's directors; it merely limits personal lability for monetary damages to the maximum extent now or hereafter permitted by the Delaware General Corporation Law. Moreover, it currently applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves because Section 102(b)(7) does not authorize such a limitation of liability.

     The provision in the Company's Certificate of Incorporation which limits the personal liability of directors is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provisions of the Certificate of Incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable the Company to elect and retain persons most qualified to serve as directors.

     INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. Article VI of the Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any predecessor of the Company, or is or was serving at the request of the Company or any predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent authorized by Section 145 of the General Corporation Law of the State of Delaware, provided that the Company shall not be liable for any amounts which may be due in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification thereunder without its prior written consent.

     Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of the Company, such indemnification would apply if it was determined in the specific case that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the Company, such indemnification would probably be limited to reasonable expenses (including attorneys' fees), and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made with respect to any claim, issue or matter as to which such person is adjudged liable to the Company unless, and only to the extent that, the Delaware Court of Chancery or the court in which that action was brought determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any proceeding, he or she must be indemnified against reasonable expenses incurred by him or her in connection therewith.

     The Company's Bylaws also provide that reasonable expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding described above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

     AUTHORIZED SHARES AND ISSUANCE OF CAPITAL STOCK. Article IV of the Certificate of Incorporation authorizes the issuance of 1,600,000 shares of Common Stock with a par value of $.01 per share and 400,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

     Neither the Certificate of Incorporation nor the Bylaws of the Company contain a restriction on the issuance of shares of capital stock to directors, officers or controlling persons of the Company. Thus, stock-related compensation plans such as the Stock Option Plan and the Recognition Plan could be adopted by the Company without shareholder approval and shares of Company capital stock could be issued directly to directors, officers or controlling persons without shareholder approval. The Bylaws of the National Association of Securities Dealers, Inc., however, generally require corporations with securities which are quoted on the Nasdaq Stock Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

     SPECIAL MEETINGS OF STOCKHOLDERS AND STOCKHOLDER PROPOSALS. Section 2.4 of the Company's Bylaws provides that special meetings of the Company's stockholders, for any purpose or purposes, may only be called by the affirmative vote of a majority of the Board of Directors then in office.

     Section 2.14 of the Company's Bylaws provides that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the Conversion, business must be (a) brought before the meeting by or at the direction of the Board of Directors or
(b) otherwise properly brought before the meeting by a stockholder who has given timely notice thereof in writing to the Company. For stockholder proposals to be included in the Company's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Company's proxy materials, the stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the Conversion, which is expected to be held on the third Wednesday of January 1998, such written notice must be received by the Company not later than the close of business on the third Wednesday of October 1997. In connection with such first annual meeting, stockholder nominations will be required to be received by the Company by the aforementioned date notwithstanding a determination by the Company to schedule such annual meeting at a date later than the third Wednesday of January 1998. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the stockholder, and (d) any financial interest of the stockholder in such business. The presiding officer of an annual meeting shall determine and declare to the meeting whether the business was properly brought before the meeting in accordance with the provisions of Section 2.14 and any such business not properly brought before the meeting shall not be transacted.

     The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a business proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of the Company or its stockholders.

     AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Article 11 of the Company's Certificate of Incorporation generally provides that any amendment of the Certificate of Incorporation must be first approved by a majority of the Board of Directors and, to the extent required by law, then by the holders of a majority of the shares of the Company entitled to vote in an election of directors, except that the approval of 75% of the shares of the Company entitled to vote in an election of directors is required for any amendment to Articles VII (directors), VIII (meetings of stockholders and bylaws), IX (limitation on liability of directors and officers), X (restrictions on acquisitions) and 11 (amendment), unless any such proposed amendment is approved by a vote of 75% of the Board of Directors then in office.

   The Bylaws of the Company may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 75% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws, unless any such proposed amendment is approved by a vote of 75% of the Board of Directors then in office.

     DELAWARE GENERAL CORPORATION LAW. In addition to the provisions contained in the Company's Certificate of Incorporation, the Delaware General Corporation Law includes certain provisions applicable to Delaware corporations, such as the Company, which may be deemed to have an anti-takeover effect. Section 203 of the Delaware General Corporation Law ("Section 203") imposes certain restrictions on business combinations between the Company and large shareholders. Specifically, Section 203 prohibits a "business combination"
(as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) between the Company or a subsidiary and an "interested shareholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the Company's Common Stock) within three years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by the Company's
Board of Directors, (ii) upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 85% of the Company's Common Stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) the business combination is approved by the Company's Board of Directors and by the holders of at least two-thirds of the outstanding Company Common Stock, excluding shares owned by the interested shareholders.

     One of the effects of Section 203 may be to prevent highly leveraged takeovers, which depend upon getting access to the acquired corporation's assets to support or repay acquisition indebtedness and certain coercive acquisition tactics. By requiring approval of the holders of two-thirds of the shares held by disinterested shareholders for business combinations involving an interested shareholder, Section 203 may prevent any interested shareholder from taking advantage of its position as a substantial, if not controlling, shareholder and engaging in transactions with the Company that may not be fair to the Company's other shareholders or that may otherwise not be in the best interests of the Company, its shareholders and other constituencies.

     For similar reasons, however, these provisions may make more difficult or discourage an acquisition of the Company, or the acquisition of control of the Company by a principal shareholder, and thus the removal of incumbent management, because a business combination within the specified three-year period that is not approved by a majority of the Board of Directors prior to the transaction in which a person becomes an interested shareholder will require the approval of the Board of Directors and the holders of two-thirds of the shares held by disinterested shareholders. In addition, to the extent that Section 203 discourages takeovers that would result in the change of the Company's management, such a change may be less likely to occur.

ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN THE CONVERSION

     The foregoing provisions of the Certificate of Incorporation and Bylaws of the Company could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the Company's Common Stock.

     In addition, certain provisions of the proposed employment agreement with the Company's and the Bank's President provide him with severance payments upon his termination in connection with a change in control of the Company or the Bank. See "Management of the Company - Employment Agreement." The foregoing provisions may make it more difficult for companies or persons to acquire control of the Company. Additionally, the provisions could deter offers to the shareholders which might be viewed by such shareholders to be in their best interests.

     The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

     Despite the Board of Directors' belief as to the benefits to the Company's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

     The Board of Directors of the Company and the Bank are not aware of any effort that might be made to acquire control of the Bank or the Company.

REGULATORY RESTRICTIONS

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank unless the FDIC has been given 60 days' prior written notice. The Bank Company Act provides that no company may acquire "control" of a bank without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a bank holding company subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, control of a bank is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the bank or the ability to control the election of a majority of the directors of a bank. The Federal Reserve Board may prohibit an acquisition if
(i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.


                              REGISTRATION REQUIREMENTS

     The Company will register the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Conversion and has agreed not to deregister such shares for a period of three years following the Conversion. Upon such registration, the proxy rules, tender offer rules, insider reporting requirements and trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable. In addition, upon registration, the Company will furnish its stockholders with annual reports containing audited financial statements as promptly as practicable after the end of each fiscal year and quarterly reports containing unaudited financial information as promptly as practicable after the end of each of the first three quarterly periods in each fiscal year.

                                    EXPERTS

     The consolidated financial statements of the Bank as of September 30, 1996 and 1995, and for each of the years in the two-year period ended September 30, 1996, included in the Prospectus have been audited by Geo. S. Olive & Co. LLC, independent auditors, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

     RP Financial has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                                LEGAL AND TAX OPINIONS

     The legality of the Common Stock and the Federal income tax consequences of the Conversion will be passed upon for the Bank and the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to the Bank and the Company. The Illinois income tax consequences of the Conversion will be passed upon for the Bank and the Company by Geo. Olive & Co. LLC. Certain legal matters will be passed upon for Trident by Luse Lehman Gorman Pomerenk & Schick, Washington, D.C.


                         HOW TO OBTAIN ADDITIONAL INFORMATION

     If you would like to receive the Plan of Conversion, you must mark, sign and return the enclosed postage-paid Request Card so that it is received by the Savings Bank at the address shown on the envelope by 12:00 p.m., Central Time, on February ___, 1997. Returning the Request Card does not obligate you to purchase shares. IF YOU RETURN THE REQUEST CARD SO THAT THE SAVINGS BANK RECEIVES IT AT THE ADDRESS SHOWN ON THE ENVELOPE BY 12:00 P.M., CENTRAL TIME, ON FEBRUARY __, 1997, YOU WILL BE ENTITLED TO HAVE THE PLAN OF CONVERSION MAILED TO YOU ON SUCH DATE. REQUEST CARDS RECEIVED AFTER SUCH DATE AND BEFORE THE SPECIAL MEETING WILL BE HONORED AFTER RECEIPT; HOWEVER, THERE CAN BE NO ASSURANCE THAT YOU WILL HAVE SUFFICIENT TIME TO REVIEW THE ADDITIONAL INFORMATION PRIOR TO THE SPECIAL MEETING AND CONCLUSION OF THE SUBSCRIPTION AND COMMUNITY OFFERING IF THE REQUEST CARD IS NOT RECEIVED BY THE SAVINGS BANK BY THE AFOREMENTIONED TIME AND DATE. If you would like a copy of the Company's Certificate of Incorporation and Bylaws, please contact William T. Ingram, Secretary, American Savings Bank of Danville, 714 North Vermilion Street, Danville, Illinois 61832. For additional information, you may call (___)
____-_______.


                             AVAILABLE INFORMATION

     The Savings Bank has filed an Application for Conversion with the Commissioner with respect to the Conversion. This Proxy Statement and the Subscription and Community Offering Prospectus omit certain information contained in such Application for Conversion.

    The Application for Conversion may be examined at the principal offices of the Commissioner, 205 West Randolph Street, Chicago, Illinois 60606.

    The Company has filed with the SEC a Registration Statement on Form S-1 (File No. 333-_______) under the Securities Act with respect to the Common
Stock offered in the Conversion. This Proxy Statement and the Subscription and Community Offering Prospectus do not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the SEC. Such information may be examined at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies may be obtained at prescribed rates from the Public Reference Section of the SEC at the same address.

                            -----------------------

     PLEASE REMEMBER TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR IMPORTANT VOTE WILL BE COUNTED AT THE SPECIAL MEETING.

                            ----------------------

     THIS PROXY STATEMENT IS NEITHER AN OFFER TO SELL NOR THE SOLICITATION OF ANY OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE SUBSCRIPTION AND COMMUNITY OFFERING PROSPECTUS.

                                POWER OF ATTORNEY

              Each person whose signature appears below hereby makes, constitutes and appoints Merrill G. Norton his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to American Savings Bank of Danville's Application to Convert from a Mutual Savings Bank to a Stock Savings Bank filed with the Office of Banks and Real Estate of the State of Illinois.


Name                           Title                          Date
----                           -----                          ----


/s/ Thomas B. Meyer            Chairman of the Board          November __, 1996
------------------------
Thomas B. Meyer



/s/ Carl W. Busby              Director                       November __, 1996
------------------------
Carl W. Busby



/s/ Robert L. Ewbank           Director                       November __, 1996
------------------------
Robert L. Ewbank



/s/ William T. Ingram          Director                       November __, 1996
------------------------
William T. Ingram